Exhibit 99.1

Uranium Resources Changes its Name to Westwater Resources and Announces New Chairman

CENTENNIAL, Colo., August 21, 2017 – Westwater Resources, Inc. (Nasdaq: WWR; ASX: URI), formerly Uranium Resources, Inc. (Nasdaq: URRE; ASX: URI), an energy metals exploration and development company, is pleased to announce that it has changed its name to Westwater Resources, Inc. to reflect its growing energy metals business.   The name change is effective August 21, 2017, and Westwater Resources’ common stock will begin trading on Nasdaq under the new ticker symbol “WWR” at the opening bell on Monday August 21st.  Also on August 21, Westwater Resources will submit an application to the ASX for the name change and ticker symbol change to “WWR.”

Christopher M. Jones, President and Chief Executive Officer, said, “As our lithium business grows to support the rising demand for energy storage, we believe that our name and identity needed to reflect this broader market focus.   Westwater Resources is now focused on supply for both the power generation and energy storage markets, and is poised to take advantage of green energy power implementation around the world.”

To learn more about Westwater Resources, visit our website at:  www.WestwaterResources.net

New Chairman of the Board of Directors

Westwater Resources, Inc. is also pleased to announce that its Board of Directors has unanimously appointed Terence J. Cryan to the Board and elected him as Chairman.  Mr. Cryan re-joins the Company's Board having previously served as a Director between October 2006 and March 2016 and as Chairman from June 2014 through March 2016.  Mr. Cryan is a Board Leadership Fellow of the National Association of Corporate Directors, and brings over 30 years of international business experience based in both the United States and Europe.  Additional details regarding Mr. Cryan’s background can be found on our website.

Mr. Cryan commented after his election, "I am pleased to join the Westwater Resources' Board and to help advance the Company's business interests in both uranium and lithium.  I have previously worked with each of the directors and I believe that together with the Company's management team we will continue to increase stockholder value."  Concurrent with Mr. Cryan's return to the Company, Christopher M. Jones will step down as Interim Chairman and will continue to serve as the President & Chief Executive Officer of Westwater Resources, Inc.

About Westwater Resources

WWR is focused on expanding its energy metals strategy, which includes developing its new lithium business while maintaining optionality in the case of a future rising uranium price.  The Company has developed a dominant land position in three prospective lithium brine basins in Nevada and Utah in preparation for exploration and potential development of any lithium resources that may be discovered there.  In addition, WWR remains focused on advancing the Temrezli in-situ recovery (ISR) uranium project in Central Turkey when uranium prices permit economic development of this project. WWR controls extensive exploration properties in Turkey under eight exploration and operating licenses covering approximately 39,000 acres (over 16,000 ha) with numerous exploration targets, including the potential satellite Sefaatli Project, which is 30 miles (48 km) southwest of the Temrezli Project. In Texas, the

1 of 2

Company has two licensed and currently idled uranium processing facilities and approximately 11,000 acres (4,400 ha) of prospective ISR uranium projects. In New Mexico, the Company controls mineral rights encompassing approximately 186,000 acres (75,300 ha) in the prolific Grants Mineral Belt, which is one of the largest concentrations of sandstone-hosted uranium deposits in the world. Incorporated in 1977, WWR also owns an extensive information database of historic drill hole logs, assay certificates, maps and technical reports for uranium properties located in the Western United States.

Cautionary Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing events or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to developments at the Company’s projects, including future exploration costs and results, future demand for and price of uranium and lithium, the Company’s name and ticker change with the ASX,  and the Company’s liquidity, including future capital markets and disposition activities, are forward-looking statements.  Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties.  These risk factors and uncertainties include, but are not limited to, (a) estimated or expected net cash used in operations, mineral property expenses, general and administrative expenses, net loss, and cash and working capital positions for the twelve months ended December 31, 2017; (b) the Company’s ability to raise additional capital in the future; (c) spot price and long-term contract price of uranium and lithium; (d) risks associated with our foreign operations; (e) operating conditions at the Company’s projects; (f) government and tribal regulation of the uranium industry, the lithium industry, and the power industry; (g) world-wide uranium and lithium supply and demand, including the supply and demand for lithium-based batteries; (h) maintaining sufficient financial assurance in the form of sufficiently collateralized surety instruments; (i) unanticipated geological, processing, regulatory and legal or other problems the Company may encounter in the jurisdictions where the Company operates, including in Texas, New Mexico, Utah, Nevada and Turkey; (j) the ability of the Company to enter into and successfully close acquisitions or other material transactions;  (k) the results of the Company’s lithium brine exploration activities at the Columbus Basin, Railroad Valley and Sal Rica Projects; (l) the ability of the Company to negotiate an extension on the Cebolleta lease and (m) other factors which are more fully described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

Westwater Resources Contact:
Christopher M. Jones, President and CEO	Jeff Vigil, VP Finance and CFO
303.531.0480	303.531.0481

Email: Info@WestwaterResources.net

Website: www.WestwaterResources.net

2 of 2